Exhibit (d)(91)

AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of the 9th day of November, 2012 by and among NORTHERN FUNDS (the “Trust”), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended, NORTHERN TRUST INVESTMENTS, INC. (“NTI”) and THE NORTHERN TRUST COMPANY OF CONNECTICUT (“NTCC”) (each an “Adviser” and together, the “Advisers”).

WHEREAS, the Advisers serve as co-investment advisers to the Multi-Manager Emerging Markets Equity Fund, Multi-Manager Global Listed Infrastructure Fund, Multi-Manager Global Real Estate Fund, Multi-Manager High Yield Opportunity Fund, Multi-Manager International Equity Fund, Multi-Manager Large Cap Fund, Multi-Manager Mid Cap Fund and Multi-Manager Small Cap Fund (each a “Fund” and together, the “Funds”) pursuant to an Investment Advisory and Ancillary Services Agreement between the Trust and the Advisers dated May 5, 2006, as amended.

WHEREAS, the Advisers have undertaken to reimburse expenses for the Funds pursuant to an Amended and Restated Expense Reimbursement Agreement dated November 4, 2011, as amended, and an Expense Reimbursement Agreement dated May 18, 2012.

WHEREAS, the total net operating expenses of the Multi-Manager Emerging Markets Equity Fund, Multi-Manager Global Real Estate Fund, Multi-Manager High Yield Opportunity Fund and Multi-Manager Mid Cap Fund will decrease beginning January 1, 2013, and the parties desire that the existing expense reimbursement remain in effect until December 31, 2012, and that new reimbursements will take effect on January 1, 2013.

WHEREAS, the total net operating expenses of the Multi-Manager Global Listed Infrastructure Fund, Multi-Manager International Equity Fund, Multi-Manager Large Cap Fund and Multi-Manager Small Cap Fund will not change.

WHEREAS, the parties to this Agreement now wish to amend and restate the undertaking by the Advisers to reimburse expenses for each of the Funds set forth on Exhibit A and Exhibit B.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound agree as follows:

1. With respect to the Funds on Exhibit A, the Advisers shall from the date of this Agreement until July 31, 2013 reimburse a portion of the operating expenses (other than acquired fund fees and expenses, a portion of compensation paid to each Trustee who is not an officer, director or employee of Northern Trust Corporation or its subsidiaries (“Trustee Fees”), expenses related to third-party consultants engaged by the Board of Trustees of the Funds, membership dues paid to the Investment Company Institute and Mutual Fund Directors Forum, extraordinary expenses and interest, if any) of each Fund as set forth in Column A of Exhibit A so that after such reimbursement the total annual net fund operating expenses of the Fund expressed as a percentage of average daily net assets shall not exceed the amounts set forth in Column A of Exhibit A (“Column A Expense Limit”). The Advisers shall first reimburse advisory fees payable by a Fund, and then reimburse other operating expenses of such Fund to the extent the amount of difference between the Fund’s operating expenses and the Column A Expense Limit exceeds the advisory fees payable by the Fund.

2. With respect to the Funds on Exhibit B, the Advisers shall, from the date of this Agreement until December 31, 2012, reimburse a portion of the operating expenses (other than acquired fund fees and expenses, a portion of the Trustee Fees, expenses related to third-party consultants engaged by the Board of Trustees of the Funds, membership dues paid to the Investment Company Institute and Mutual Fund Directors Forum, extraordinary expenses and interest, if any) of each Fund as set forth in Column A of Exhibit B so that after such reimbursement the total annual net fund operating expenses of the Fund expressed as a percentage of average daily net assets shall not exceed the amounts set forth in Column A of Exhibit B (“Column A Expense Limit”). The Advisers shall first reimburse advisory fees payable by a Fund, and then reimburse other operating expenses of such Fund to the extent the amount of difference between the Fund’s operating expenses and the Column A Expense Limit exceeds the advisory fees payable by the Fund.

3. With respect to the Funds on Exhibit B, the Advisers shall, from January 1, 2013 until December 31, 2013, reimburse a portion of the operating expenses (other than acquired fund fees and expenses, a portion of Trustee Fees, expenses related to third-party consultants engaged by the Board of Trustees of the Funds, membership dues paid to the Investment Company Institute and Mutual Fund Directors Forum, extraordinary expenses and interest, if any) of each Fund as set forth in Column B of Exhibit B so that after such reimbursement the total annual net fund operating expenses of the Fund expressed as a percentage of average daily net assets shall not exceed the amounts set forth in Column B of Exhibit B (“Column B Expense Limit”). The Advisers shall first reimburse advisory fees payable by a Fund, and then reimburse other operating expenses of such Fund to the extent the amount of difference between the Fund’s operating expenses and the Column B Expense Limit exceeds the advisory fees payable by the Fund.

4. The termination date of this Agreement is July 31, 2013 with respect to the Funds on Exhibit A and December 31, 2013 with respect to the Funds on Exhibit B (each an “Initial Term”). This Agreement shall continue automatically for periods of one year (each such one year period, a “Renewal Year”). This Agreement may be terminated, as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year. Notwithstanding the foregoing, this Agreement may be terminated or modified by the Funds’ Board of Trustees, with respect to any Fund, at any time if it determines that such termination or modification is in the best interest of the Fund and its shareholders.

5. The Advisers acknowledge and agree that they shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future.

6. This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

7. This Agreement supersedes the Amended and Restated Expense Reimbursement Agreement dated November 4, 2011, as amended, and the Expense Reimbursement Agreement dated May 18, 2012.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

NORTHERN FUNDS

By:	/s/ Lloyd A. Wennlund
Name: Lloyd A. Wennlund
Title: President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric Schweitzer
Name: Eric Schweitzer
Title: Sr. Vice President

THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Patrick W. Herrington
Name: Patrick W. Herrington
Title: Senior Vice President

Exhibit A

Northern Multi-Manager Funds

Column A
Name of Fund	Total Annual Net Fund Operating Expenses
(expressed as a percentage of each Fund’s average daily net assets)
Multi-Manager Global Listed Infrastructure Fund	1.00%
Multi-Manager International Equity Fund	1.35%
Multi-Manager Large Cap Fund	1.10%
Multi-Manager Small Cap Fund	1.30%

Exhibit B

Northern Multi-Manager Funds

	Column A	Column B
Name of Fund	Total Annual Net Fund Operating Expenses through 12/31/2012	Total Annual Net Fund Operating Expenses, beginning 1/1/2013
	(expressed as a percentage of each Fund’s average daily net assets)	(expressed as a percentage of each Fund’s average daily net assets)
Multi-Manager Emerging Markets Equity Fund	1.40%	1.35%
Multi-Manager Global Real Estate Fund	1.20%	1.10%
Multi-Manager High Yield Opportunity Fund	1.00%	0.90%
Multi-Manager Mid Cap Fund	1.10%	1.00%